Exhibit 11

                           THERMO ELECTRON CORPORATION


                        Computation of Earnings per Share



                                                     Three Months Ended
                                                ----------------------------
                                                    April 1,        April 2,
                                                        1995            1994
                                                ------------    ------------

     Computation of Fully Diluted Earnings
       per Share:

     Income:
       Net income                               $ 29,548,000    $ 22,925,000

       Add: Convertible debenture interest,
            net of tax                             4,304,000       2,460,000
                                                ------------    ------------

       Income applicable to common stock
         assuming full dilution (a)             $ 33,852,000    $ 25,385,000
                                                ------------    ------------

     Shares:
       Weighted average shares outstanding        53,721,243      50,491,502

       Add: Shares issuable from assumed
            conversion of convertible
            debentures                            15,209,676      10,970,407

            Shares issuable from assumed
            exercise of options (as determined
            by the application of the treasury
            stock method)                            692,892         391,103
                                                ------------    ------------

       Weighted average shares outstanding,
         as adjusted (b)                          69,623,811      61,853,012
                                                ------------    ------------

     Fully Diluted Earnings per Share
       (a) / (b)                                $        .49    $        .41
                                                ============    ============